NovaStar Financial, Inc. Announces Reduction in Workforce

KANSAS CITY, Mo.--(BUSINESS WIRE)--March 16, 2007--NovaStar Financial, Inc. (NYSE:NFI), a residential mortgage lender and portfolio investor, today announced a reduction in workforce to align its organization with changing conditions in the mortgage market. The workforce reductions affect about 350 persons, approximately 17 percent of the Company's workforce. The actions focus on the Company's wholesale loan origination group and related functions, including employees at the Company's headquarters in Kansas City and at operation centers in California and Ohio. Subject to completion of the necessary legal notices and requirements, implementation of the reductions will begin immediately and conclude during the second quarter of 2007. NovaStar's loan servicing organization is not affected by the reduction.

As the economic landscape changes for the mortgage industry, NovaStar said it will continue to focus on three disciplines: solid lending guidelines appropriate for current conditions; coupon rates on loans that provide acceptable risk-adjusted returns; and lower overhead and support costs for loan origination. NovaStar has previously disclosed steps to tighten its underwriting guidelines and exception policies, as well as raising coupon rates to improve margins. The Company estimates that the total pre-tax charge to earnings associated with this plan of termination will range between $2.7 million and $3.1 million and is expected to be incurred in the first quarter of 2007.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, securitizes, sells and invests in nonconforming loans and mortgage-backed securities. The company also services a large portfolio of residential nonconforming loans. NovaStar specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Actual results and operations for any future period may vary materially from those discussed herein. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate and maintain sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; our ability to sell loans we originate in the marketplace; impairments on our mortgage assets; increases in prepayment or default rates on our mortgage assets; inability of potential borrowers to meet our underwriting guidelines; changes in assumptions regarding estimated loan losses and fair value amounts; finalization of the amount and terms of any severance provided to terminated employees; finalization of the accounting impact of the reduction in workforce; events impacting the subprime mortgage industry in general, including events impacting our competitors; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to generate acceptable origination volume while maintaining an acceptable level of overhead; the stability of residential property values; our continued status as a REIT; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; our ability to adapt to and implement technological changes; compliance with new accounting pronouncements; our ability to successfully integrate acquired businesses or assets with our existing business; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006. Other factors not presently identified may also cause actual results to differ. Words such as "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

CONTACT: NovaStar Financial, Inc.

Investor Relations:

Jeffrey A. Gentle, 816-237-7424

or

Media Relations:

Dick Johnson, 913-649-8885

SOURCE: NovaStar Financial, Inc.